Exhibit 99.1

Central European Distribution Corporation Finalizes Distributor Acquisitions; Raises 2006

Guidance; Confirms 2005 Sales Guidance at High End of Range

Bala Cynwyd, Pennsylvania January 9, 2006: Central European Distribution Corporation (Nasdaq : CEDC) today announced it has completed various acquisitions of alcohol distribution companies in Poland with combined annualized net sales of approximately $25 million. The total purchase price paid for these acquisitions was approximately $1.2 million through a combination of cash and shares.

As a result of these acquisitions, the Company is raising its 2006 full year net sales guidance from $906—$931 million to $931—$956 million and is raising its 2006 full year fully diluted earnings per share guidance from $1.94—$2.14 to $1.96—$2.16. The 2006 guidance does not take into account additional acquisitions of distribution or production companies that may be completed or any potential impact of foreign exchange movements. The above guidance also does not include the impact of expensing of options, which is estimated to be approximately $0.05 to $0.07 per fully diluted share. Including the impact of expensing options, 2006 full year fully diluted earnings per share guidance is $1.90—$2.10.

William Carey, President and CEO of CEDC, said, “There continues to be great interest from distributors in joining the CEDC group as the spirit market is continuing to go through rapid consolidation. CEDC is taking the lead in this consolidation as we continue to explore opportunities in acquiring both new brands and alcohol distributors as per our management objectives for 2006”

Mr. Carey continued, “We are also pleased with our strong sales results for 2005 coming in at the high end of our previously issued sales guidance of $730 to $760 million. We will provide a more complete update of our full year 2005 results, including earnings per share during the second half of February.”

CEDC is the largest vodka producer in Poland by value and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to European and Asian markets.

CEDC is also the leading distributor and a leading importer of alcoholic beverages in Poland. CEDC operates 15 distribution centers and 87 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Penfolds and Concha y Toro wines, and Corona, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements, expressed or implied, by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Form 10-K for the fiscal year ended December 31, 2004, and in other periodic reports filed by the Company with the Securities and Exchange Commission.

Contact:

James Archbold

Vice President and Director of Investor Relations

Central European Distribution Corporation

www.ced-c.com

610-660-7817